Exhibit 99.1

For Immediate Release	Contact:	Dennis J. Simonis
President & CEO
Tuesday, May 9, 2006	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

REPORTS 1ST QUARTER 2006 EARNINGS

Hilo, Hawaii  — ML Macadamia Orchards, L.P. (NYSE: NUT) today reported a first quarter 2006 loss of $100,000, or $0.01 per Class A Unit, mainly as a result of a smaller than normal harvest in the first quarter of the year. The loss is $73,000 greater than the first quarter of 2005, which resulted in a net loss of $27,000. The lower production was partially offset by a higher nut price estimate of 60.1¢ per pound against 55.8¢ paid in the prior year. The vast majority of the Partnership’s financial results will be determined by the third and fourth quarter harvest levels and the final price paid by Mauna Loa Macadamia Nut Corporation (“Mauna Loa”) subject to their respective nuts purchase contracts.

Total revenues in the first quarter 2006 were $1.5 million, comprised of $600,000 from the sale of one million pounds of macadamia nuts (wet-in-shell) and $923,000 of contract farming revenue.  In comparison, revenues in the first quarter of 2005 were $3.1 million, $2.2 million from the sale of 3.6 million pounds and $888,000 from contract farming.

The Partnership recorded sales at an average of 60.1¢ per pound for its macadamia nut production in the first quarter 2006, compared to 55.8¢ a year earlier. The price that the Partnership receives for its nuts is based 50% on the current year processing and marketing results of Mauna Loa, its exclusive purchaser, and 50% on USDA-reported macadamia nut prices for the two preceding years. The USDA portion for the current year will be higher by 15%.  The Mauna Loa portion, although uncertain, is estimated to be slightly better than the final 2005 component.  Nut prices are subject to subsequent adjustment based on Mauna Loa’s actual full year performance.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut prices, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

ML Macadamia Orchards, L.P.
Income Statements (unaudited)
(in thousands, except per unit data)

	For the quarters ended
	March 31,
	2006	2005

Macadamia nut sales	$600	$2,168
Contract farming revenue	923	888
Total revenues	1,523	3,056
Cost of goods and services sold
Costs of macadamia nut sales	413	1,628
Costs of contract farming revenue	838	801
Total cost of goods and services sold	1,251	2,429
Gross income	272	627
General and administrative expenses	329	258
Extinguishment of management contract	—	326
Operating loss	(57)	43
Interest expense	(60)	(50)
Interest income	26	2
Income (loss) before tax	(91)	(4)
Gross income tax	9	22
Net income (loss)	$(100)	$(27)

Net cash flow
(as defined in the Partnership Agreement)	$(7)	$329

Net income (loss) per Class A Unit	$(0.01)	$0.00

Net cash flow (deficit) per Class A Unit
(as defined in the Partnership Agreement)	$0.00	$0.05

Cash distributions per Class A Unit	$0.05	$0.05

Class A Units outstanding	7,500	7,500